Exhibit 99.1

February 28, 2013	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS’ BID FOR CERTAIN HOSTESS BREAD BRANDS

AND BAKERIES MOVES TO NEXT PHASE

THOMASVILLE, GA— Flowers Foods, Inc. (NYSE: FLO) today confirmed that its stalking horse bid for Hostess Brands, Inc.’s Wonder, Nature’s Pride, Merita, Home Pride, and Butternut bread brands; 20 bakeries; and approximately 38 depots for $360 million was declared the highest and best bid for such assets, eliminating the need for the auction that had been scheduled for February 28. This transaction now moves to the next phase, which is a review and approval of Flowers’ bid by the bankruptcy court overseeing Hostess’ bankruptcy case at a hearing scheduled for March 19, 2013.

Flowers’ stalking horse bid for Hostess’ Beefsteak brand for a purchase price of $30 million was topped by another bidder. That auction was scheduled for today, but Flowers chose not to increase its bid as would have been necessary to win the Beefsteak auction.

“We are pleased Flowers won the bid for Hostess’ primary bread brands and bakeries without the need for an auction,” said George E. Deese, Flowers Foods’ chairman of the board and CEO. “Now we move forward with the next step, which is the bankruptcy court review. Following that, the transaction will continue through the regulatory process before it can be finalized. We expect it could be several months yet before it’s finalized.”

Following Hostess’ exit from the market in November 2012 and the initiation of the sale of its assets, Flowers announced on January 11, 2013, its agreement with Hostess to be the stalking horse bidder for certain Hostess bread bakeries and bread brands.

If Flowers is ultimately successful in its acquisition of these assets, they will fit with the company’s long-term growth objective to reach more of the U.S. population with its fresh breads, buns, and rolls.

“Since 2004, our company has expanded the reach of our fresh bakery products from about 38% of the U.S. population to more than 70% today,” Deese noted. “We accomplished this by expanding into new markets from our existing bakeries, building new bakeries, and through strategic acquisitions. We have proven experience in integrating acquisitions, having completed more than 100 since 1968 and three significant ones in just the last three years—Tasty Baking, Lepage Bakeries, and the Sara Lee and Earthgrains brands in California.”

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods for retail and foodservice customers in the United States with 2012 sales of $3.05 billion. Flowers operates 44 bakeries that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. Learn more at www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements in this press release, including, but not limited to statements regarding the timing of the transactions and required approvals, the combined company’s plans, objectives, expectations and intentions, the expected impact of the acquisition on the future earnings of Flowers, anticipated benefits of the acquisition and expected business opportunities that may be available, and the manner in which Flowers intends to finance the acquisition, are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) risks relating to (1) the court-approved bankruptcy process and the ability of the parties to obtain necessary regulatory approvals, satisfy all applicable conditions and consummate the acquisition, (2) the ability of Flowers to integrate the acquired assets into it existing business and operate the combined business effectively and (3) the ability of Flowers to achieve the anticipated sales for 2013, (b) competitive conditions in the baked foods industry, including promotional and price competition, (c) changes in consumer demand for our products, (d) the success of productivity improvements and new product introductions, (e) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (f) fluctuations in commodity pricing, (g) our ability to fully integrate recent acquisitions into our business, and (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

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